Exhibit 99.1

     HILLENBRAND INDUSTRIES CLOSES ITS PREVIOUSLY ANNOUNCED SALE OF HILL-ROM’S
AIR-SHIELDS INFANT CARE BUSINESS TO DRÄGER MEDICAL, A DIVISION OF DRÄGERWERK AG

BATESVILLE, IND., JUNE 24, 2004 – Hillenbrand Industries, Inc. (NYSE:HB), a leader in the health care and funeral services industries, announced today that it has completed the sale of Hill-Rom’s Air-Shields infant care business to Dräger Medical.

Air-Shields, based in Hatboro, PA, with approximately 200 employees and net revenue of over $50 million in Hillenbrand’s fiscal 2003 year, is a leading provider of infant care warming therapy incubators and other infant care products. The sale of Air-Shields does not include Hill-Rom’s maternal care business, including products for labor and delivery, and fetal monitoring.

About Hillenbrand Industries Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. Hill-Rom Company is a recognized manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. On February 13, 2004, Hillenbrand announced a definitive agreement to sell Forethought to FFS Holdings, Inc. Forethought Financial Services is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

About Dräger Medical
Dräger Medical is one of the world’s leading manufacturers of medical equipment. As the largest division of Drägerwerk AG, Dräger Medical, a Dräger and Siemens Company, offers products, services, and integrated systems throughout the patient care process in all CareAreasTM: Emergency Care, OR/Anesthesia, Critical Care, Perinatal Care, and Home Care. With headquarters in Lübeck, Germany, Dräger Medical has a worldwide workforce of approximately 5,400. R&D and production are located in Lübeck, Germany, Best, Netherlands, Telford, PA and Danvers, MA in the United States, and Shanghai, China. Dräger Medical provides innovative solutions that are the result of a close dialog with customers, years of experience in the market, and continuous investment in R&D. The company’s goal is to improve the quality of patient care while supporting cost-reduction in the health care sector. Additional information about Dräger Medical is available on the company’s website at www.draeger-medical.com

Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Hillenbrand’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that the actual events, circumstances or results could differ materially from those in any such forward-looking statements. Factors that could cause actual events, circumstances or results to differ include market conditions and factors relating to Hillenbrand’s business. For an in-depth discussion of these factors, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

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